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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

WMS INDUSTRIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 11, 2003

To the Stockholders of

WMS Industries Inc.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of WMS Industries Inc. (“WMS”) will be held on Thursday, December 11, 2003 at 11:00 a.m. Central Standard Time at The Drake Hotel, 140 E. Walton, Chicago, Illinois 60611, in The Astor Room, to consider and act upon the following matters:

1.	Electing a board of eleven (11) directors;

2.	Ratifying the appointment of Ernst & Young LLP as independent auditors for our fiscal year ending June 30, 2004; and

3.	Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The close of business on October 15, 2003 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof. A list of the stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder of WMS for any purpose germane to the annual meeting during regular business hours at our principal executive offices for the ten-day period prior to the annual meeting and will be available at the meeting.

      YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ KATHLEEN J. MCJOHN

KATHLEEN J. MCJOHN
Vice President, General Counsel
and Secretary

Waukegan, Illinois

October 20, 2003

PROXY STATEMENT
EXECUTIVE OFFICERS
CORPORATE PERFORMANCE GRAPH

ANNUAL MEETING OF STOCKHOLDERS

OF
WMS INDUSTRIES INC.

PROXY STATEMENT

Introduction

      WMS Industries Inc. (“we,” “us” or “WMS”) is furnishing this proxy statement to you in connection with the solicitation by our Board of Directors of proxies to be voted at our Annual Meeting of Stockholders. The meeting is scheduled to be held at The Drake Hotel, 140 E. Walton, Chicago, Illinois 60611, in The Astor Room, on Thursday, December 11, 2003 at 11:00 a.m. Central Standard Time, or at any proper adjournments.

      If you properly execute and return your proxy form, it will be voted in accordance with your instructions. If you return your signed proxy but give us no instructions as to one or more matters, the proxy will be voted on those matters in accordance with the recommendations of our Board as indicated in this proxy statement. You may revoke your proxy, at any time prior to its exercise, by written notice to us, by submission of another proxy bearing a later date or by voting in person at the meeting. Your revocation will not affect a vote on any matters already taken. Your mere presence at the meeting will not revoke your proxy.

      The mailing address of our principal executive offices is 800 South Northpoint Boulevard, Waukegan, Illinois 60085. We are mailing this proxy statement and the accompanying form of proxy to our stockholders on or about October 22, 2003.

      Only holders of our common stock, $.50 par value per share, of record at the close of business on October 15, 2003 (the “Record Date”) will be entitled to vote at our annual meeting or any adjournments. There were 29,382,613 shares of our common stock outstanding on the Record Date (excluding 2,975,702 treasury shares). Each share of our common stock entitles the holder to one vote on each matter at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

      The following table sets forth information as of the Record Date, except as otherwise footnoted, about persons that, to our knowledge, beneficially own more than 5% of the outstanding shares of our common stock:

	Amount and Nature of Beneficial Ownership(1)

				Total		Percentage of
	Shares Not Subject		Shares Subject to	Shares		Outstanding
	to a Voting Proxy		Voting Proxy	Beneficially		Common
Name and Address of Beneficial Owner	Agreement		Agreements	Owned		Stock(1)

Sumner M. Redstone and National Amusements, Inc.	0	(2)	8,056,000 (2)	8,056,000	(2)	27.4%
200 Elm Street Dedham, MA 02026
FMR Corp.	3,045,064	(3)	0	3,045,064	(3)	10.4%
82 Devonshire St. Boston, MA 02109
Ariel Capital Management, Inc.	3,641,220	(4)	0	3,641,220	(4)	12.4%
307 N. Michigan Avenue Suite 500 Chicago, IL 60601
Neil D. Nicastro	35,014	(5)	9,270,000 (5)	9,305,014	(5)	31.7%
c/o WMS Industries Inc. 800 South Northpoint Blvd. Waukegan, Illinois 60085

(1)	Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying derivative securities are deemed to be beneficially owned if the holder has the right to acquire beneficial ownership of the underlying common shares within 60 days. Percentage calculations are based on 29,382,613 shares outstanding on October 15, 2003.

(2)	Based upon Amendment No. 32, dated May 21, 2003, to Schedule 13D filed by Sumner M. Redstone and National Amusements, Inc. Mr. Redstone and National Amusements reported sole dispositive power over 4,572,100 and 3,483,900 shares, respectively. Under a Voting Proxy Agreement with WMS and Neil D. Nicastro, Mr. Nicastro has sole voting power over those shares. See “Voting Proxy Agreements.” As a result of his stock ownership in National Amusements, Mr. Redstone is considered the beneficial owner of the shares owned by National Amusements.

(3)	Based upon Amendment No. 10, dated January 20, 2003 to Schedule 13G, which includes reporting for FMR Corp., Fidelity Management and Research Company and Fidelity Management Trust Company, among others. FMR Corp. reported that it has sole voting power over 51,764 shares and sole dispositive power over 3,045,064 shares as a result of: (i) Fidelity Management and Research Company acting as investment advisor to various investment companies holding 2,993,300 shares, one of which, FA Value Strategies Fund, reported holding 2,281,300 shares, over which Edward C. Johnson 3rd, Chairman of FMR Corp. also reported sole dispositive power; (ii) Fidelity Management Trust Company holding 51,570 shares; over which Edward C. Johnson 3rd also reported sole dispositive power; and (iii) Geode Capital Management, LLC holding 194 shares. As of October 6, 2003, FMR Corp., reported to WMS that it indirectly held of 2,611,200 shares on behalf of certain of its direct and indirect subsidiaries. Excludes $12,280,000 of 2.75% Convertible Subordinated Notes due July 15, 2010, held indirectly by FMR Corp. on behalf of certain of its direct and indirect subsidiaries, and convertible at a price of $19.78 per share into 620,830 shares of common stock or 2.1%.

(4)	As of September 30, 2003, Ariel reported to WMS sole voting power over 3,019,520 shares and sole dispositive power over 3,641,220 shares.

(5)	Includes 8,056,000 shares owned by Sumner M. Redstone and National Amusements, Inc. and 1,214,000 shares owned by Phyllis G. Redstone for which Mr. Nicastro has sole voting power but no dispositive power. See note 2 above. As disclosed to WMS under the terms of the voting proxy agreement among Ms. Redstone, Mr. Nicastro and us, Ms. Redstone has sole dispositive power over the 1,214,000 shares. See “Voting Proxy Agreements.” Also includes 35,000 shares underlying stock options.

Security Ownership of Management

      The following table sets forth, as of the Record Date, information about the beneficial ownership of our common stock by each of our directors and the executive officers named in the Summary Compensation Table below and by all of our directors and executive officers as a group:

	Number of Shares	Percentage of
	of Common Stock	Outstanding
Name of Beneficial Owner	Beneficially Owned(1)	Common Stock(2)

Harold H. Bach, Jr.*	25,000(3)(4)	**
William C. Bartholomay*	104,531(5)	**
Orrin J. Edidin	192,478(6)(7)	**
Brian R. Gamache*	439,142(7)(8)	1.5%
Seamus M. McGill	157,978(7)(9)	**
William E. McKenna*	88,325(5)	**
Norman J. Menell*	82,947(5)	**
Donna B. More*	100,000(10)	**
Louis J. Nicastro*	29,632(11)	**
Neil D. Nicastro*	9,305,014(12)	31.6%
Harvey Reich*	53,421(13)	**
Robert R. Rogowski	29,400(14)	**
David M. Satz, Jr.*	88,500(15)	**
Scott D. Schweinfurth	183,478(7)(16)	**
Ira S. Sheinfeld*	130,975(17)	**
Directors and Executive Officers as a group (16 persons)	11,010,821(18)	35.5%

*	Nominee for Director

**	Less than 1%

(1)	Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying derivative securities are deemed to be beneficially owned if the holder has the right to acquire beneficial ownership of the underlying shares within 60 days.

(2)	Percentages are calculated based on 29,382,613 shares outstanding on October 15, 2003.

(3)	Mr. Bach was appointed to our Board of Directors on October 16, 2003.

(4)	Represents 25,000 shares underlying stock options granted on October 16, 2003.

(5)	Includes 75,000 shares underlying stock options.

(6)	Includes 185,000 shares underlying stock options.

(7)	Includes a restricted stock grant of 7,478 shares which vests on June 11, 2004, subject to the reporting person’s continued employment with WMS.

(8)	Includes 426,664 shares underlying stock options.

(9)	Includes 150,500 shares underlying stock options.

(10)	Represents 100,000 shares underlying stock options.

(11)	Includes 25,000 shares underlying stock options.

(12)	Includes 8,056,000 shares owned by Sumner M. Redstone and National Amusements, Inc. and 1,214,000 shares owned by Phyllis G. Redstone for which the reporting person has sole voting power but no dispositive power. See “Voting Proxy Agreements.” Also includes 35,000 shares underlying stock options.

(13)	Includes 50,000 shares underlying stock options.

(14)	Represents 29,400 shares underlying stock options.

(15)	Includes 87,500 shares underlying stock options.

(16)	Includes 175,000 shares underlying stock options.

(17)	Includes 112,773 shares underlying stock options.

(18)	Includes 1,626,837 shares underlying stock options and restricted stock grants totaling 29,912 shares. Additionally, includes 8,056,000 shares of common stock owned by Sumner M. Redstone and National Amusements and 1,214,000 shares of common stock owned by Phyllis G. Redstone with respect to which Neil D. Nicastro has sole voting power but no dispositive power. See “Voting Proxy Agreements.”

Voting Proxy Agreements

      In order for us to manufacture and sell gaming machines in Nevada, our officers are required to be, and have been or are in the process of being, registered, licensed or found suitable by the Nevada gaming authorities. In addition, under applicable Nevada law and administrative procedure, as a greater than 10% stockholder of WMS, Sumner M. Redstone was required to apply, and has an application pending with the Nevada gaming authorities, for a finding of suitability as a stockholder of WMS. Mr. Redstone and National Amusements, Inc., a company that he controls, collectively own 8,056,000 shares of our common stock. Under an amended voting agreement, Mr. Redstone and National Amusements voluntarily granted a voting proxy to Neil D. Nicastro to vote all of Mr. Redstone’s and National Amusements’ shares of our common stock. The voting agreement is intended to ensure that the passive investment position of Mr. Redstone and National Amusements relative to WMS will not change without prior notification to the Nevada gaming authorities.

      Under this voting agreement, as proxy holder, Mr. Nicastro votes each share of our common stock owned by Mr. Redstone and National Amusements at his discretion at meetings of our stockholders or acts as proxy in connection with any written consent of our stockholders. The term of the voting agreement ends August 24, 2004 unless Mr. Redstone terminates it earlier upon 30 days’ written notice. It may also be terminated upon a finding by the Nevada gaming authorities that Mr. Redstone and National Amusements are suitable as stockholders of WMS or are no longer subject to the applicable provisions of Nevada gaming laws.

      As a result of a settlement of divorce in July 2002, Phyllis G. Redstone received 3,085,700 shares of our common stock. Ms. Redstone currently owns 1,214,000 shares, or 4.1%, of our common stock. Under an amended voting agreement, Ms. Redstone granted a voting proxy to Neil D. Nicastro to vote all of Ms. Redstone’s shares of common stock in order to facilitate compliance by the Company with applicable gaming regulations. Under this voting agreement, as proxy holder, Mr. Nicastro votes each share of our common stock owned by Ms. Redstone at his discretion at meetings of our stockholders or acts as proxy in connection with any written consent of our stockholders. The term of the voting agreement ends November 8, 2012 unless Ms. Redstone terminates it earlier upon 30 days written notice.

      Neil D. Nicastro has advised us that he plans to use the voting proxies to vote all 9,270,000 shares of our common stock beneficially owned by Mr. Redstone and Ms. Redstone (approximately 31.5% of our common stock) in favor of the nominees for election as director and FOR proposal 2.

PROPOSAL 1 — ELECTION OF DIRECTORS

      Upon the recommendation of the Nominating Committee, the following eleven (11) directors, constituting our entire Board, are nominated for election to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and shall qualify. All of the nominees are presently directors. Neil D. Nicastro is the son of Louis J. Nicastro. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of those nominees who do remain as candidates, except as you otherwise specify, and may be voted for substituted nominees.

	Position with Company and	Director
Name of Nominee (Age)	Principal Occupation	Since

Louis J. Nicastro (75)	Chairman of the Board of WMS	1981
Brian R. Gamache (44)	Director; President and Chief Executive Officer of WMS	2001
Norman J. Menell (71)	Vice Chairman of the Board of WMS	1980
Harold H. Bach, Jr. (71)	Director; Certified Public Accountant	2003
William C. Bartholomay (75)	Director; Group Vice Chairman of Willis Group Holdings Limited; Vice Chairman of Willis North America	1981
William E. McKenna (84)	Director; General Partner of MCK Investment Company	1981
Donna B. More (45)	Director; Attorney, More Law Group	2000
Neil D. Nicastro (46)	Director; Chairman of the Board of Midway Games Inc.	1986
Harvey Reich (74)	Director; Attorney	1983
David M. Satz, Jr. (77)	Director; Attorney, Saiber Schlesinger Satz & Goldstein	1998
Ira S. Sheinfeld (65)	Director; Attorney, Hogan & Hartson, LLP	1993

      Louis J. Nicastro has served as our Chairman of the Board since our incorporation in 1974. He was our Chief Executive Officer from April 1998 until June 2001 and was also President from 1998 to April 2000. Mr. Nicastro also served as our Chief Executive Officer or Co-Chief Executive Officer from 1974 to 1996 and as President during the periods 1985-1988 and 1990-1991, among other positions. Mr. Nicastro is a director of Midway Games Inc. (NYSE: MWY), and he held executive positions for Midway from 1988 until 1996. Mr. Nicastro is Neil D. Nicastro’s father.

      Brian R. Gamache served as our President and Chief Operating Officer from April 2000 until June 2001, when he was appointed President and Chief Executive Officer and joined our Board of Directors. Mr. Gamache served as President of the Luxury and Resort Division of Wyndham International from 1998 until April 2000. He was President and Chief Operating Officer of WHG Resorts & Casinos Inc. (“WHG”) from 1997 to 1998. From 1990 until 1997, Mr. Gamache served in various capacities for WMS’s former hotel and resort subsidiaries, rising to the position of President and Chief Operating Officer. At the time of WMS’ 1997 spinoff of WHG, Mr. Gamache left WMS to devote his full time to WHG.

      Norman J. Menell has been Vice Chairman of our Board since 1990 and a director since 1980. He has also served as our President (1988-1990), Chief Operating Officer (1986-1990) and Executive Vice President (1981-1988). Mr. Menell is also a director of Midway (NYSE: MWY).

      Harold H. Bach, Jr. joined our Board on October 16, 2003. He served as Chief Financial Officer and an Executive Vice President of Midway for more than five years until his retirement in 2001. Mr. Bach also served as Vice President — Finance, Chief Financial Officer and Chief Accounting Officer of WMS for over five years until 1999 when he resigned his position with us to devote his full business time to Midway. Mr. Bach is a certified public accountant and was a partner in the accounting firms of Ernst & Young, LLP (1989-1990) and Arthur Young & Company (1967-1989). Mr. Bach is a member of our Audit and Ethics Committee and is also a director of Midway (NYSE: MWY).

      William C. Bartholomay was appointed Group Vice Chairman of Willis Group Holdings Limited (NYSE: WSH) and Vice Chairman of its principal U.S. subsidiary, Willis North America, a global insurance brokerage, in August 2003. For more than five years previous to this appointment, Mr. Bartholomay served as President and a director of Near North National Group, insurance brokers in Chicago, Illinois. Mr. Bartholomay was elected a director of WMS in 1981 and is Chairman of our Compensation Committee and a member of our Audit and Ethics Committee and our Nominating Committee. Mr. Bartholomay is

Chairman of the Board of the Atlanta Braves and a director of Midway (NYSE: MWY) and International Steel Group Inc. (NYSE: ISG).

      William E. McKenna has served as a General Partner of MCK Investment Company, Beverly Hills, California for more than five years and is a certified public accountant. Mr. McKenna has served as a director of WMS since 1981 and is the Chairman of our Audit and Ethics Committee and a member of both our Compensation and Stock Option Committees. He also is a director of Midway (NYSE: MWY) and of Drexler Technology Corporation (Nasdaq: DRXR).

      Donna B. More became a director of WMS in May 2000. She is the principal partner in the More Law Group, Chicago, Illinois, which she founded in June 2000. She was a partner in the law firm of Freeborn and Peters from 1994 until May 2000. Ms. More served for four years as the first Chief Legal Counsel to the Illinois Gaming Board and was formerly an Assistant U.S. Attorney for the Northern District of Illinois. Ms. More is a member of our Compliance Committee. She serves on the Board of Directors of Mandalay Resort Group (NYSE: MBG) and is a member of the International Association of Gaming Attorneys and formerly served as its President.

      Neil D. Nicastro became a director of WMS in 1986 and is a consultant to us. Mr. Nicastro served in various executive positions for us, including President, Chief Executive Officer and Chief Operating Officer, beginning in 1986 and until his resignation from all executive positions with us in 1998. He served as President and Chief Executive Officer of Midway from 1991 and 1996, respectively, to May 2003. Mr. Nicastro is Chairman of our Nominating Committee. Mr. Nicastro is also the Chairman of the Board of Midway (NYSE: MWY). Mr. Nicastro is Louis J. Nicastro’s son.

      Harvey Reich was a member of the law firm of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., New York, New York and its predecessor firms for more than five years until his retirement in 1998. Mr. Reich was elected a director of WMS in 1983 and is Chairman of our Stock Option Committee and a member of our Compliance Committee. Mr. Reich is also a director of Midway (NYSE: MWY).

      David M. Satz, Jr. has been a member of the law firm Saiber Schlesinger Satz & Goldstein, Newark, New Jersey, for more than five years. Mr. Satz has also served as First Assistant Attorney General for the State of New Jersey and is a former U.S. Attorney for the District of New Jersey. Mr. Satz was elected a director of WMS in 1998 and serves as Chairman of our Compliance Committee. He serves as a Counselor to the International Association of Gaming Attorneys and formerly served as its President and as a member of its Board of Trustees.

      Ira S. Sheinfeld became a director of WMS in 1993. He has been a member of the law firm of Hogan & Hartson, LLP and its predecessor law firm, Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York, for more than five years. Mr. Sheinfeld was a member of our Audit and Ethics Committee until September 2003. Mr. Sheinfeld is also a director of Midway (NYSE: MWY).

Required Vote

      The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the annual meeting is required to elect directors.

      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

The Board of Directors

      The Board of Directors is responsible for managing our overall affairs. To assist it in carrying out its duties, the Board has delegated specific authority to several committees. Ten of our eleven directors are neither officers nor employees of WMS or our subsidiaries.

      During fiscal 2003, the Board held fourteen meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees on which he or she served during the fiscal year.

Director Compensation

      We pay a fee of $30,000 per year to each director who is not also an employee of WMS or our subsidiaries, excluding our chairman. Beginning in October 2003, we will pay Louis J. Nicastro, our Chairman of the Board, a fee of $300,000 per year. Each non-employee director who serves as the chairman of any committee of our Board of Directors receives a further fee of $5,000 per year for services in that capacity, each member of our Audit and Ethics Committee receives an additional fee of $25,000 per year, and each member of our Compliance Committee receives a further fee of $5,000 per year for services in that capacity. The $5,000 fee that Donna B. More receives as a member of our Compliance Committee includes any legal fees which may be incurred in the performance of her duties on this committee. David M. Satz, Jr. receives a fee of $5,000 per year for serving as the non-employee director of some of our subsidiaries.

      Our stock option plans permit the issuance of shares of our common stock upon exercise of non-qualified stock options which may be granted to non-employee directors of WMS, generally at not less than 100% of the fair market value of the shares on the date of grant.

      Directors are also entitled to participate, at our expense, in a medical reimbursement plan which is supplementary to their primary medical insurance. In addition, our directors may utilize the corporate aircraft for purposes related or incidental to the business of the Company. They also receive reimbursement of any expenses incurred for purposes related or incidental to the business of the Company.

      Under the terms of the letter agreement, dated June 12, 2001, which terminated our employment agreement with Louis J. Nicastro, we continue to provide Mr. Nicastro with benefits relating to medical, dental and other expenses.

      Effective March 1, 2002, we issued a restricted stock grant of 250,000 shares of our common stock held in treasury to Louis J. Nicastro. This grant was issued in consideration for his service as Chairman of the Technology Committee of the Board of Directors, which had been established to provide enhanced oversight of the timely completion of the first part of our technology improvement plan and was disbanded effective September 18, 2003. Under the terms of the grant, the restricted shares would have vested on June 30, 2003 if the Board determined that certain specified performance conditions relating to our technology improvement plan were satisfied.

      On May 7, 2003, the Board of Directors determined that the performance conditions for the vesting of these restricted shares had been satisfied, except for the occurrence of June 30, 2003. Based on Mr. Nicastro’s willingness to accept a discount from the prevailing market price of the shares and the recent appreciation in the market price of our common stock, the Board further determined that it would be in our best interests to purchase the rights to the restricted shares from Mr. Nicastro at that time to mitigate (1) the potential increase in our compensation expense resulting from the vesting of the restricted shares on June 30, 2003, and (2) the potential dilutive effect and negative impact which may have arisen from resale of these restricted shares, when vested, if the market price of our common stock were to increase. We purchased the rights to these restricted shares from Mr. Nicastro for $3,500,000 or $14.00 per share. This share price reflects a discount of $0.50 per share from the closing market price on May 6, 2003.

Committees of the Board of Directors

      The Audit and Ethics Committee, established in accordance with section 3(a)(58)(e)(A) of the Securities Exchange Act of 1934, is a three-member committee, currently composed of three independent directors (as independence is defined in Section 303.01(B) of the existing New York Stock Exchange listing standards): Messrs. McKenna (Chairman), Bach and Bartholomay. In September 2003, Mr. Sheinfeld, who served on the committee since 1993, resigned in anticipation of the proposed New York Stock Exchange independence standards that will not permit membership on the committee of attorneys whose firms provide any legal services to the Company. See “Other Related Party Transactions.” Mr. Sheinfeld continues to serve as a member of our Board of Directors.

      This committee meets periodically with the independent auditors and internal personnel to consider the adequacy of internal accounting controls, to receive and review the recommendations of the independent auditors, to recommend the appointment of auditors, to review the scope of the audit and the compensation of the independent auditors, to review our quarterly earnings releases, to review the results of quarterly reviews and the annual audit by our auditors; to review our consolidated financial statements and, generally, to review our accounting policies and to resolve potential conflicts of interest. The Board has adopted a written charter for this committee. A copy of the charter is included as Appendix A to this proxy statement. The report of this committee is set forth later in this proxy statement. During fiscal 2003, this committee held twelve meetings.

      The Compensation Committee is currently composed of Messrs. Bartholomay (Chairman) and McKenna. This committee makes recommendations regarding the compensation of senior management personnel. The joint report of this committee and the Stock Option Committee is set forth later in this proxy statement. During fiscal 2003, this committee did not hold any meetings, taking all actions by the unanimous written consent of its members.

      The Nominating Committee is currently composed of Messrs. Neil D. Nicastro (Chairman) and Bartholomay. This committee makes recommendations about the nomination of candidates for election to the Board and does not consider recommendations from stockholders. During fiscal 2003, this committee did not hold any meetings, taking all actions by the unanimous written consent of its members.

      The Stock Option Committee is currently composed of Messrs. Reich (Chairman) and McKenna. This committee determines the timing, pricing and the amount of option grants to be made under the provisions of our stock option plans. See “Stock Option Plans” below. The joint report of this committee and the Compensation Committee is set forth later in this proxy statement. During fiscal 2003, this committee held two meetings.

      The Compliance Committee is currently composed of Messrs. Satz (Chairman) and Reich and Ms. More. This Committee identifies and evaluates potential situations, among other things, arising in the course of the Company’s business that may cause regulatory concern to gaming authorities. During fiscal 2003, this committee held four meetings.

Compensation Committee Interlocks and Insider Participation.

      No member of our Compensation Committee or Stock Option Committee is or ever was an employee or officer of WMS or any of its subsidiaries. No officer, director or other person had any interlock relationship required to be disclosed under this heading. Mr. Bartholomay is Group Vice Chairman of Willis Group Holdings Limited, a global insurance brokerage, which we propose to retain for insurance services during the current fiscal year. Mr. Bartholomay was recently President of Near North National Group, insurance brokers, which we retained to provide insurance services during the last fiscal year. Mr. Bartholomay’s son is a non-executive employee of WMS. See “Certain Relationships and Related Transactions — Other Related Party Transactions” below.

EXECUTIVE OFFICERS

      The following individuals were elected to serve in the capacities set forth below until the next Annual Meeting of our Board of Directors and until their respective successors are elected and shall qualify.

Name	Age	Position

Brian R. Gamache	44	President and Chief Executive Officer
Scott D. Schweinfurth	49	Executive Vice President, Chief Financial Officer and Treasurer
Orrin J. Edidin	42	Executive Vice President and Chief Operating Officer
Seamus M. McGill	52	Executive Vice President, Worldwide Sales and Marketing of WMS Gaming Inc.
Kathleen J. McJohn	44	Vice President, General Counsel and Secretary
Robert R. Rogowski	45	Vice President of Finance and Controller

      The principal occupation and employment experience of Brian R. Gamache during the last five years is described on page 5 above.

      Scott D. Schweinfurth joined us in April 2000, assuming the offices of Executive Vice President, Chief Financial Officer and Treasurer. He is also responsible for our worldwide manufacturing and distribution services. He is a certified public accountant and was, from 1996 until March 2000, Senior Vice President, Chief Financial Officer and Treasurer of Alliance Gaming Corporation, a diversified gaming company. Mr. Schweinfurth also acted as Managing Director of Alliance’s Germany-based Bally Wulff subsidiary from November 1999 to March 2000.

      Orrin J. Edidin joined us in 1997 and served as our Vice President, Secretary and General Counsel from 1997 until September 2001, when he became our Executive Vice President, General Counsel, Secretary, and Chief Operating Officer. In January 2003, he resigned as General Counsel and in February 2003, upon the appointment of Kathleen J. McJohn, he resigned as Secretary, continuing to serve as our Executive Vice President and Chief Operating Officer. Mr. Edidin also served as Vice President, Secretary and General Counsel of Midway from 1997 to May 2000. Mr. Edidin is a Trustee of the International Association of Gaming Attorneys and the Vice President of the Association of Gaming Equipment Manufacturers.

      Seamus M. McGill joined us in 1998 as the Vice President of Worldwide Sales of WMS Gaming Inc. In September 2001, he became the Executive Vice President of Worldwide Sales and Marketing of WMS Gaming Inc. Prior to joining WMS Gaming Inc., Mr. McGill served as Executive Vice President for Mikohn Gaming Corporation, a diversified gaming company, from 1995 to 1998.

      Kathleen J. McJohn joined us in January 2003 as General Counsel and was appointed Vice President and Secretary in February 2003. From 1996 to December 2002, Ms. McJohn was Vice President, Law, at Sears, Roebuck and Co.

      Robert R. Rogowski joined us in 1992 as Director of Internal Audit, becoming Vice President of Finance of our wholly-owned subsidiary, WMS Gaming Inc., in 1996 and our Vice President of Finance and Controller in April 2000. He is a certified public accountant.

EXECUTIVE COMPENSATION

      The Summary Compensation Table below sets forth the compensation earned during fiscal 2003, 2002 and 2001 by our Chief Executive Officer, and our four next most highly compensated executive officers whose fiscal 2003 salary and bonus exceeded $100,000.

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation Awards

	Annual Compensation					Securities	Restricted	All Other
						Underlying	Stock	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)		Options (#)	Awards	($)

Brian R. Gamache	2003	550,000	—	—		—	7,478	237,648	(1)
President and Chief	2002	550,000	500,000	—		200,000	—	534,707	(1)(2)
Executive Officer	2001	375,000	520,000	43,737	(3)	175,000	—	—
Scott D. Schweinfurth	2003	326,923	—	—		—	7,478	—
Executive Vice President,	2002	310,000	116,250	—		50,000	—	—
Chief Financial Officer	2001	275,000	218,750	41,538	(3)	75,000	—	—
and Treasurer
Orrin J. Edidin	2003	322,307	—	4,760	(4)	—	7,478	—
Executive Vice President	2002	280,000	105,000	—		50,000	—	—
and Chief Operating	2001	250,000	260,000	—		75,000	—	238,995	(5)
Officer
Seamus M. McGill	2003	296,923	—	29,756	(7)	—	7,478	—
Executive Vice President	2002	280,000	105,000	—		50,000	—	—
of Worldwide Sales and Marketing of WMS Gaming Inc.(6)
Robert R. Rogowski	2003	174,202	—	—		15,750	—	—
Vice President of	2002	166,615	42,000	—		10,000	—	—
Finance and Controller	2001	160,000	70,000	—		10,000	—	—

(1)	Represents amounts accrued for death, disability and retirement benefits, as provided in Mr. Gamache’s employment agreement dated June 15, 2001. See also “Employment Agreements”.

(2)	This amount also includes amounts accrued for the period of June 15, 2001 to June 30, 2001.

(3)	Represents reimbursement for the payment of taxes related to relocation expenses paid during fiscal 2001.

(4)	Represents cash payment relating to unused vacation time accrued in fiscal 2002.

(5)	Represents cash payments relating to adjustments to WMS stock options due to our 1998 spinoff of Midway. The adjustment is based on a valuation of our common stock at the average of the high and low sale prices on the NYSE on April 3, 1998, the last day of trading prior to the 1998 spinoff of Midway.

(6)	Mr. McGill was promoted to Executive Vice President of Worldwide Sales and Marketing of WMS Gaming Inc. on September 18, 2001 from his former position of Vice President of Worldwide Sales of WMS Gaming Inc.

(7)	Represents relocation compensation and reimbursement for relocation expenses.

      The following table sets forth information about options to purchase common stock that we granted in fiscal 2003 under our stock option plans to the persons named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

						Potential Realizable
						Value at Assumed
	Individual Grants (#)					Annual Rates of
						Stock Price
			% of Total			Appreciation for
			Options Granted			Option Term
	Options		to Employees in	Exercise Price	Expiration
Name	Granted (#)		Fiscal Year	($/Share)	Date	5% ($)	10% ($)

Brian R. Gamache	0		0	—	—	0	0
Scott D. Schweinfurth	0		0	—	—	0	0
Orrin J. Edidin	0		0	—	—	0	0
Seamus M. McGill	0		0	—	—	0	0
Robert R. Rogowski	3,750	(1)	less than 1.0	11.00	02/13/13	25,950	65,738
	12,000	(2)	less than 1.0	17.05	06/11/13	128,640	326,040

(1)	This option becomes exercisable for 100% of the option grant upon the first anniversary of the date of the grant.

(2)	This option becomes exercisable for up to 25%, 50%, 75% and 100% of the option grant upon the first, second, third and fourth anniversaries, respectively, of the date of grant.

      The following table sets forth information about the exercise of options to purchase our common stock during fiscal 2003 and the number and assumed values of stock options owned by persons named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL-YEAR-END OPTION VALUES

			Number of	Value of
			Securities Underlying	Unexercised
			Unexercised Options	In-the-Money Options
	Shares		at 6/30/03 (#)	at 6/30/03 ($)(1)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable	Unexercisable

Brian R. Gamache	–0–	–0–	343,331/206,669	598,199/598,738
Scott D. Schweinfurth	–0–	–0–	175,000/ 25,000	438,750/186,625
Orrin J. Edidin	–0–	–0–	185,000/ 25,000	550,275/186,625
Seamus M. McGill	–0–	–0–	150,500/ 18,750	455,170/139,969
Robert R. Rogowski	–0–	–0–	26,900/ 37,250	151,196/ 83,723

(1)	Based on the closing price of our common stock on the NYSE on June 30, 2003 which was $15.59.

Stock Option Plans

      We have the following stock option plans in effect: our 1991, 1993, 1994, 2000 and 2002 Stock Option Plans, each of which was approved by our stockholders, and our 1998 and 2000 Non-Qualified Stock Option Plans, which were approved by our Board of Directors. All of these plans are referred to, collectively below, as the “Plans”. The Plans permit us to grant options to purchase shares of our common stock. These options may be granted as incentive stock options, designed to meet the requirements of Section 422 of the Internal Revenue Code, except for options granted under the 1998 and 2000 Non-Qualified Stock Option Plans, or they may be “non-qualified” options that do not meet the requirements of that section.

      The purpose of each of the Plans is to encourage our employees and, under some of the Plans, non-employee directors, consultants and advisors, to acquire an ownership interest in our common stock and to enable these individuals to realize benefits from an increase in the value of our common stock. We believe that this benefit provides these individuals with greater incentive to maximize their performance by more closely aligning their interests with those of our stockholders and encourages their continued provision of services to us. The Stock Option Committee determines which of the eligible directors, officers, employees, consultants and advisors receive stock options, the terms, including applicable vesting periods, of the options, and the number of shares for which options are granted. The option price per share with respect to each option is determined by the Stock Option Committee and generally is not less than the fair market value of our common stock on the date that the option is granted. The Plans each have a term of ten years, unless terminated earlier.

      The average exercise price of outstanding options, at October 15, 2003, was approximately $15.67 per share. Of the 4,171,738 options outstanding on October 15, 2003, 1,626,837 were held by our officers and directors.

Restricted Stock Grants

      Upon the recommendation of our Compensation Committee, we have, on occasion, granted restricted stock to our employees, officers, directors or consultants so as to motivate them to devote their full energies to our success, to reward them for their services and to align their interests with the interests of the stockholders.

      In fiscal 2003, the Board of Directors, upon the recommendation of the Compensation Committee and the Stock Option Committee, approved a grant of restricted stock of 7,478 shares to each of Brian R. Gamache, Scott D. Schweinfurth, Orrin J. Edidin and Seamus McGill in lieu of any cash bonuses for fiscal 2003 in recognition of their substantial time and efforts in the implementation of our technology improvement plan. The restricted shares will vest on June 11, 2004, subject to each individual’s continued employment with WMS.

Treasury Share Bonus Plan

      Our Treasury Share Bonus Plan for key employees covers 64,312 shares of common stock held in the treasury, of which 52,312 shares were available for grant on June 30, 2003. The vesting and terms of the awards are determined at the discretion of management. No awards of treasury stock were outstanding under this plan at June 30, 2002 or 2003.

Equity Compensation Plan Information

      The following is a summary of the securities authorized for issuance under our equity compensation plans as of June 30, 2003:

	(a) Number of securities	(b) Weighted-average	(c) Number of securities remaining
	to be issued upon exercise	exercise price of	available for future issuance under
	of outstanding options,	outstanding options,	equity compensation plans (excluding
Plan category	warrants and rights	warrants and rights	securities reflected in column (a))

Equity compensation plans approved by stockholders	1,776,567	$13.11	1,389,660
Equity compensation plans not approved by stockholders	2,231,764	$15.73	60,936
Total	4,008,331	$14.57	1,450,596

JOINT REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

ON FISCAL 2003 EXECUTIVE COMPENSATION

      The Compensation Committee is responsible for making recommendations to our Board of Directors regarding the compensation of senior management personnel. To the extent that stock options form a portion of a compensation package, the Compensation Committee works together with the Stock Option Committee, which is responsible for determining stock option grants and awards.

      It is the policy of the Compensation and Stock Option Committees to provide attractive compensation packages to senior management so as to motivate them to devote their full energies to our success, to reward them for their services and to align their interests with the interests of our stockholders. Our executive compensation packages are comprised primarily of base salaries, annual contractual and discretionary cash bonuses, stock options and retirement and other benefits. It is the philosophy of the Compensation Committee that WMS be staffed with a small number of well-compensated senior management personnel.

      In general, the level of base salary is intended to provide appropriate basic pay to senior management taking into account their historical contributions to our success, each person’s unique education, skills and value and the recommendation of the Chief Executive Officer. The amount of any discretionary bonus is subjective but is generally based on our actual financial performance in the preceding fiscal year, the special contribution of the executive to our performance and the overall level of the executive’s compensation including other elements of the compensation package. Contractual bonuses are likewise designed to give effect to one or more of these factors.

      We also have used stock options, which increase in value only if our common stock increases in value and which terminate a short time after an executive leaves, and occasionally restricted stock grants as a means of long-term incentive compensation. The Stock Option Committee determines the size of grants to our executive officers and other employees on an individual, discretionary basis in consideration of financial corporate results and each recipient’s performance, contributions and responsibilities without assigning specific weight to any of these factors.

      Our President and CEO, Brian R. Gamache, receives a salary, a bonus based on a percentage of our pre-tax income and various retirement and other benefits, under a negotiated formula set forth in his employment agreement. Mr. Gamache’s employment agreement provides for discretionary cash bonuses and reflects the same compensation philosophy described above.

      In fiscal 2003, the Board of Directors, upon the recommendation of the Compensation Committee and the Stock Option Committee, approved a grant of restricted stock of 7,478 shares to each of Brian R. Gamache, Scott D. Schweinfurth, Orrin J. Edidin and Seamus M. McGill in lieu of any cash bonuses for fiscal 2003 and in recognition of their substantial time and efforts in the implementation of our technology improvement plan. The restricted shares will vest on June 11, 2004, subject to each individual’s continued employment with WMS.

      The Omnibus Budget Reconciliation Act of 1993 (the “Budget Act”) generally provides that publicly-held corporations will only be able to deduct, for income tax purposes, compensation paid to the chief executive officer or any of the four most highly paid senior executive officers in excess of one million dollars per year if it is paid under qualifying performance-based compensation plans approved by stockholders. Compensation as defined by the Budget Act includes, among other things, base salary, incentive compensation and gains on stock option transactions. Total compensation of some of our officers may be paid under plans or agreements that have not been approved by stockholders and may exceed one million dollars in a particular fiscal year. We will not be able to deduct these excess payments for income tax purposes. The Compensation Committee considers, on a case by case basis, how the Budget Act will affect our compensation plans and contractual and discretionary cash compensation.

The Compensation Committee: William C. Bartholomay, Chairman William E. McKenna	The Stock Option Committee: Harvey Reich, Chairman William E. McKenna

CORPORATE PERFORMANCE GRAPH

      The following graph compares, for the five fiscal years ended June 30, 2003, the yearly percentage change in cumulative total stockholder return on our common stock with the cumulative total return of (1) the Standard and Poor’s 500 Stock Index or S&P 500, and (2) an index of selected issuers in our industry, or Peer Group, composed of Alliance Gaming Corp., Aristocrat Leisure, International Game Technology, Mikohn Gaming Corporation and Shuffle Master Inc. The graph assumes an investment of $100 at the market close on June 30, 1998 in our common stock and $100 invested at that time in each of the indexes and the reinvestment of dividends where applicable.

	1998	1999	2000	2001	2002	2003

WMS	$100.00	$405.97	$368.66	$768.24	$292.54	$372.30

S&P 500	$100.00	$122.76	$131.65	$112.13	$91.96	$92.19

Peer Group	$100.00	$76.53	$117.05	$226.97	$207.20	$309.75

EMPLOYMENT AGREEMENTS

      We employ Brian R. Gamache under the terms of an agreement dated June 15, 2001. He receives salary at the rate of $550,000 per year, or a greater amount as may be determined by the Board of Directors. Mr. Gamache is entitled to receive a bonus in an amount equal to the lesser of $1 million or 1% of our pre-tax income and such other discretionary cash bonuses and special bonuses that may be determined by the Board of Directors. Mr. Gamache is also entitled to receive a grant of 100,000 options, which will vest for one-third of the grant on each anniversary of the date of grant at the end of each fiscal year in which WMS achieves or exceeds diluted earnings per share of 1.15 times those of the previous fiscal year. Mr. Gamache may participate in all benefit plans and perquisites generally available to our senior executives. The agreement is subject to automatic rolling extensions so that the term of Mr. Gamache’s employment shall at no time be less than three years.

      In the event of Mr. Gamache’s death, his designated beneficiaries will continue to receive salary payments for a period of six months after the date of death. In addition, Mr. Gamache will receive death and retirement benefits, payable in installments, equal to one-half of Mr. Gamache’s salary at the time of death or retirement, but not less than $275,000 per annum for a term that is the lesser of: (a) 10 years, or (b) the number of years Mr. Gamache is employed by WMS, beginning March 21, 2000. If Mr. Gamache is disabled for more than 90 consecutive days or 6 months in any 12-month period during the term of the agreement and is not able to resume his duties within 30 days of notice of disability, Mr. Gamache’s employment terminates, and he will receive retirement benefits under the agreement.

      We may terminate the agreement “for cause,” which includes dishonesty or failure to follow a reasonable direction of our Board of Directors. Mr. Gamache may elect to terminate his employment agreement upon the occurrence of: (a) a material breach by WMS of any material provision of the agreement, (b) the placement of Mr. Gamache in a position of lesser status, (c) the assignment to Mr. Gamache of duties inconsistent with his current positions, (d) the discontinuance or reduction of his base salary, (e) his removal from the Board or (f) relocation of our headquarters to a location more than 40 miles farther from his current place of residence than our headquarters are presently located. Upon any such event or wrongful termination, we would be obligated to pay Mr. Gamache: (w) a lump sum payment equal in amount to Mr. Gamache’s base salary through the date of termination, less any payments previously made; (x) the pro rata bonus which would have been payable during the current year; (y) an amount equal to three times his base salary and annual bonus; and (z) the retirement benefits which would have been payable in the event of retirement on the date of termination.

      Mr. Gamache also may terminate his employment agreement if the individuals who presently constitute our Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If such a change of control occurs and Mr. Gamache gives timely notice: (a) all of Mr. Gamache’s unvested stock options will immediately vest; (b) we will be required to pay him a lump sum of three times his base salary and annual bonus; (c) all of his retirement benefits would be payable as if he had retired on the date of such change of control; and (d) all health benefits provided to Mr. Gamache under the agreement shall continue for 18 months thereafter. All of Mr. Gamache’s unexpired unvested options also immediately vest upon the occurrence of (x) Mr. Gamache’s death; (y) Mr. Gamache’s termination by reason of permanent disability; or (z) any change of control, including the acquisition of more than 25% of our outstanding voting securities by any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding voting securities on July 16, 2001.

      If payments made to Mr. Gamache under the employment agreement after a change of control are considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, or the Code, additional compensation is required to be paid to Mr. Gamache to the extent necessary to eliminate the economic effect on him of the resulting excise tax. Under Section 4999 of the Code, in addition to income taxes, the recipient of “excess parachute payments” is subject to a 20% nondeductible excise tax on these payments. An excess parachute payment is a payment in the nature of compensation which is contingent on a change of ownership or effective control (as defined in the Code) and which exceeds the portion of the base amount (i.e., the average compensation for the five-year period prior to the change of control) allocable to the payment. These rules apply only if the present value of all payments of compensation contingent on the change of control (including non-taxable fringe benefits) is at least equal to three times the base amount. Excess parachute payments are not tax deductible by us.

      We employ Scott D. Schweinfurth under the terms of an agreement dated as of May 19, 2000, as amended. Mr. Schweinfurth receives a salary of $330,000 per year, or a greater amount as may be determined by us. Mr. Schweinfurth may receive annual discretionary bonuses of up to 75% of his base salary, depending on performance criteria. Additionally, Mr. Schweinfurth may participate in all benefit plans generally available to executive employees and is provided with life insurance coverage in the amount of $1,000,000 or whatever lesser amount is available at an annual premium not to exceed $3,000. The agreement is subject to automatic rolling extensions so that the term of Mr. Schweinfurth’s employment shall at no time be less than three years. We may terminate the agreement upon 30 days written notice for cause. The employment agreement may also be terminated at the election of Mr. Schweinfurth upon 30 days written notice for material breach. It may also be terminated by Mr. Schweinfurth if the individuals who presently constitute our Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If such a change of control occurs, and Mr. Schweinfurth gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Schweinfurth’s unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. In the event of (a) Mr. Schweinfurth’s death; (b) Mr. Schweinfurth’s termination by reason of permanent disability; (c) any change of control; or (d) any person or entity or group of affiliated persons or entities, who were not the owners of at least 15% of the outstanding shares of our voting securities as of November 15, 2001, acquiring more than 25% of our outstanding shares, all of Mr. Schweinfurth’s unexpired unvested options immediately vest. If the agreement terminates by reason of death, disability or material breach by us, or if we terminate the agreement other than for cause, we are required to pay Mr. Schweinfurth or his legal representatives an amount equal to all cash compensation that would otherwise be payable to him until the expiration of the extended term of the agreement. If any portion of the amount paid to Mr. Schweinfurth is subject to the excise tax imposed by Section 4999 of the Code, then additional compensation is required to be paid to him to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

      We employ Orrin J. Edidin under the terms of an agreement dated as of May 8, 2000, as amended. Mr. Edidin receives a salary of $330,000 per year, or a greater amount as may be determined by us. Mr. Edidin may receive annual discretionary bonuses of up to 75% of his base salary, depending on performance criteria. Additionally, Mr. Edidin may participate in all benefit plans generally available to executive employees and is provided with life insurance coverage in the amount of $1,000,000 or whatever lesser amount is available at an annual premium not to exceed $3,000. The agreement is subject to automatic rolling extensions so that the term of Mr. Edidin’s employment shall at no time be less than three years. We may terminate the agreement upon 30 days written notice for cause. The employment agreement may also be terminated at the election of Mr. Edidin upon 30 days written notice for material breach. It may also be terminated by Mr. Edidin if the individuals who presently constitute our Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If such a change of control occurs, and Mr. Edidin gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Edidin’s unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. In the event of (a) Mr. Edidin’s death; (b) Mr. Edidin’s termination by reason of permanent disability; (c) any change of control; or (d) any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding shares of our voting securities as of November 15, 2001, acquiring more than 25% of our outstanding shares, all of Mr. Edidin’s unexpired unvested options immediately vest. If the agreement terminates by reason of death, disability or material breach by us, or if we terminate the agreement other than for cause, we are required to pay Mr. Edidin or his legal representatives an amount equal to all cash compensation that would otherwise be payable to him until the expiration of the extended term of the agreement. If any portion of the amount paid to Mr. Edidin is subject to the excise tax imposed by Section 4999 of the Code, then additional compensation is required to be paid to him to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

      We employ Seamus M. McGill through our wholly-owned subsidiary, WMS Gaming Inc., under an agreement dated February 1, 2001, as amended. Mr. McGill receives a salary of $300,000 per year, or a greater amount as may be determined by us. Mr. McGill may receive annual discretionary bonuses of up to 75% of his base salary, depending on performance criteria. Additionally, Mr. McGill may participate in all benefit plans generally available to executive employees. The agreement is subject to automatic rolling extensions so that the term of Mr. McGill’s employment shall at no time be less than two years. We may terminate the agreement for cause. The employment agreement may also be terminated by Mr. McGill if the individuals who presently constitute our Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If such a change of control occurs, and Mr. McGill gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. McGill’s unexpired options would immediately vest, and we will be required to pay him the lesser amount of (i) a lump sum equal to two times his base salary; or (ii) the maximum amount which could be payable to Mr. McGill without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Code. In the event of (a) Mr. McGill’s death; (b) Mr. McGill’s termination by reason of permanent disability; (c) any change of control; or (d) any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding shares of our voting securities as of November 15, 2001, acquiring more than 25% of our outstanding shares, all of Mr. McGill’s unexpired unvested options immediately vest.

      In March 2003 we requested that Mr. McGill relocate from our Las Vegas office to our Chicago Technology Campus. In consideration for his relocation, Mr. McGill will receive a stipend of $5,000 per month to compensate him for the incremental increase in cost of living expenses from Las Vegas to Chicago, which amount will be grossed up annually for taxes. Mr. McGill will also receive reimbursement for limited relocation expenses and reimbursement of certain expenses associated with maintaining dual residences. Upon termination of this relocation, the Company shall reimburse Mr. McGill for costs related to moving back to Las Vegas.

      We employ Robert R. Rogowski under the terms of an agreement dated May 1, 2000. Mr. Rogowski receives a salary of $200,000 per year, or a greater amount as may be determined by us. Mr. Rogowski may receive annual discretionary bonuses of up to 50% of his base salary, depending on performance criteria. Additionally, Mr. Rogowski may participate in all benefit plans generally available to executive employees. The agreement is subject to automatic rolling extensions so that the term of Mr. Rogowski’s employment shall at no time be less than one year. We may terminate the agreement for cause. The employment agreement may also be terminated by Mr. Rogowski if the individuals who presently constitute our Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If such a change of control occurs, and Mr. Rogowski gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Rogowski’s unexpired options would immediately vest, and we will be required to pay him the lesser amount of (i) a lump sum of his base salary; or (ii) the maximum amount which could be payable to Mr. Rogowski without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Code.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Midway

      Midway was formerly a wholly-owned subsidiary of ours. Since we distributed all of our Midway stock to our stockholders in April 1998, we do not own any Midway common stock. Eight of Midway’s directors are also directors of ours, including Louis J. Nicastro, our Chairman, and his son, Neil D. Nicastro, the Chairman of the Board of Midway. See “Proposal 1 — Election of Directors.” The remaining material agreements between Midway and us are described below:

      Tax Separation Agreement. Until the Midway spinoff, Midway had been a member of the consolidated group of corporations of which WMS was the common parent for federal income tax purposes. Therefore, Midway is jointly and severally liable for any federal tax liability of the WMS group for the period that it was part of the WMS group. The agreement, dated as of April 6, 1998, sets forth the parties’ respective liabilities for federal, state and local taxes, among other things, including: (a) the filing of tax returns with federal, state and local authorities; (b) the carryover of any tax benefits of Midway; (c) the treatment of the deduction attributable to the exercise of stock options to purchase our common stock which are held by employees or former employees of Midway and any other similar compensation related tax deductions; (d) the treatment of certain net operating loss carrybacks; (e) the treatment of audit adjustments; and (f) procedures with respect to any proposed audit adjustment or other claim made by any taxing authority with respect to a tax liability of Midway or any of its subsidiaries.

      Tax Indemnification Agreement. This agreement provides for indemnification if the Midway spinoff fails to qualify under Section 355 of the Code. Midway will indemnify WMS if any action that it takes causes the spinoff to fail to qualify under Section 355 of the Code, against any taxes, interest, penalties and additions to tax imposed upon or incurred by the WMS Group or any member. WMS will indemnify Midway and its subsidiaries against taxes, interest, penalties and additions to tax resulting from the spinoff, other than any of these liabilities for which Midway is required to indemnify WMS.

      Tax Sharing Agreement. This agreement is dated July 1, 1996 and remains in effect, except to the extent described in the Tax Separation Agreement referred to above. Under this agreement, WMS and Midway have agreed upon a method for: (a) determining the amount which Midway must pay to WMS in respect of federal income taxes; (b) compensating any member of the WMS group for use of its net operating losses, tax credits and other tax benefits in arriving at the WMS group tax liability as determined under the federal consolidated return regulations; and (c) providing for the receipt of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years and for payments upon subsequent adjustments.

      In fiscal 2001, WMS paid to Midway and recorded as a long-term tax advance receivable, an amount equal to demonstrated tax benefits lost to Midway relating to the exercise or adjustment of WMS options held by Midway employees. If Midway is able to receive the tax benefits from these options or if there is a change of control of Midway, Midway will pay to WMS some or all of this amount. As a result of settling prior year tax returns with the Internal Revenue Service in June 2003, WMS made a payment to Midway and recorded a long-term tax advance receivable in an amount equal to tax benefits, in addition to payment of interest and unrecoverable consideration related to net operating loss carrybacks we claimed on our fiscal 1997, 1998 and 1999 federal income tax returns. If Midway is able to recover the tax benefits from these losses or if there is a change of control of Midway, Midway will pay to WMS some or all of this amount. At June 30, 2003, WMS fully reserved the aggregate $6.7 million of tax advance receivables due to the uncertainty of the timing of the payback period.

Other Related Party Transactions

      Under an agreement with Neil D. Nicastro, one of our directors, Mr. Nicastro renders consulting services to us that our Board of Directors, the Chairman of the Board or our Chief Executive Officer may reasonably request. The term of the consulting agreement is automatically renewable for successive one-year terms unless either party shall give notice of termination not less than six months prior to the end of the term then in effect. We pay Mr. Nicastro $1,000 per month for his services under the consulting agreement.

      Ira S. Sheinfeld, one of our directors, is a member of the law firm of Hogan & Hartson, LLP. We retained the firm to provide tax services during the last fiscal year and have retained them for tax services during the current fiscal year.

      Donna B. More, one of our directors, is a member of the More Law Group law firm, which we retained to provide gaming regulatory legal services during the last fiscal year and have retained for gaming regulatory legal services during the current fiscal year. See also “Director Compensation.”

      In August 2003, William C. Bartholomay, one of our directors, joined the Willis Group Holdings Limited, a global insurance brokerage, which we have retained for insurance services during the current fiscal year. Mr. Bartholomay was formerly President of Near North National Group, insurance brokers, which we retained to provide insurance services during the last fiscal year. See also “Election of Directors”.

      In January 2003, we employed William T. Bartholomay as our Manager — New Market Development and continue to employ him at a salary of $80,000 per year plus discretionary bonus and/or stock option grants commensurate with such position. In fiscal 2004, we expect to pay William T. Bartholomay $80,000, plus an annual merit increase and discretionary bonus as may be paid commensurate with such position. William T. Bartholomay is the son of our director, William C. Bartholomay.

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT AUDITORS

      We propose that the stockholders ratify the appointment by the Audit and Ethics Committee of the Board of Directors of Ernst & Young LLP as our independent auditors for fiscal 2004. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and that they will be available to respond to appropriate questions submitted by stockholders at the meeting. Ernst & Young LLP will have the opportunity to make a statement if they desire to do so.

      We were billed the following amounts by Ernst & Young LLP with respect to services rendered with respect to fiscal 2002 and fiscal 2003.

      Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for fiscal 2002 and fiscal 2003, including the review of the financial statements included in our Quarterly Reports on Form 10-Q, were $241,359 and $307,700, respectively.

      Audit-Related Fees. The aggregate fees for audit-related services for the same periods were $132,910 and $149,000, respectively. These audit related services generally included fees for accounting consultations, pension plan audit, gaming and regulatory audits, procedures performed in connection with our convertible debt offering and SEC registration statements.

      Tax Fees. The aggregate fees for tax services for the same periods were $150,948 and $130,756, respectively. These tax services generally include fees for domestic and foreign tax consultations.

      All Other Fees. We did not retain Ernst & Young LLP for any other services and were not billed any other fees except as set forth above.

      Pre-Approved Policies and Procedures. Our Audit and Ethics Committee is responsible for approving the engagement of the independent auditors for audit services each year and for pre-approving all audit and permitted non-audit services by our auditors. The independent auditors will report to our Audit and Ethics Committee annually that they have not performed and will not perform any prohibited non-audit services. Any permitted non-audit services must be pre-approved by either the full Audit and Ethics Committee or a designated member of the Audit and Ethics Committee.

      In fiscal 2003, no fees of our independent auditors were approved by our Audit and Ethics Committee under S-X Rule 2-01(c)(7)(i)(C).

      The Audit and Ethics Committee has considered whether the independent accountant’s provision of non-audit services is compatible with maintaining the independent accountant’s independence.

      Approval by the stockholders of the appointment of independent auditors is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present and entitled to vote on the matter do not approve the selection of Ernst & Young LLP at the meeting, the selection of independent auditors will be reconsidered by the Audit and Ethics Committee.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

AUDIT AND ETHICS COMMITTEE REPORT

      During the fiscal year ended June 30, 2003, the Audit and Ethics Committee of our Board of Directors was composed of three independent directors, as defined in the existing NYSE Listed Company Manual, paragraph 303.01(B), and operates under a written charter adopted by the Board. A copy of this charter is attached as Appendix A to this Proxy Statement. WMS’ management is responsible for its internal accounting controls and the financial reporting process. Our independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit and Ethics Committee’s responsibility is to monitor and oversee these processes.

      In keeping with that responsibility, the Audit and Ethics Committee has reviewed and discussed WMS’ audited consolidated financial statements with management. In addition, the Audit and Ethics Committee has discussed with WMS’ independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit and Ethics Committees,” as amended.

      The Audit and Ethics Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit and Ethics Committees,” and has discussed with the independent auditors their independence.

      Based on the Audit and Ethics Committee’s discussions with management and the independent auditors and the Audit and Ethics Committee’s review of the representations of management and the report of the independent auditors, the Audit and Ethics Committee recommended to our Board of Directors that the audited consolidated financial statements be included in WMS’ Annual Report on Form 10-K for the year ended June 30, 2003 for filing with the United States Securities and Exchange Commission.

      This report is respectfully submitted by the Audit and Ethics Committee of the Board of Directors for the fiscal year ended June 30, 2003.

William E. McKenna (Chairman)
William C. Bartholomay
Ira S. Sheinfeld

OTHER MATTERS

Stockholder Proposals

      As of the date of this proxy statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

      We must receive any stockholder proposals to be acted upon at our 2005 Annual Meeting of Stockholders on or before June 24, 2004, in order to consider including them in our proxy materials for that meeting. If we do not receive notice of a stockholder proposal to be acted upon at our 2005 Annual Meeting of Stockholders on or before September 4, 2004, our proxy for that meeting may confer discretionary authority to vote on any such proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from some reporting persons that no Form 5 report was required to be filed by them, we believe that during fiscal 2003 our officers, directors and 10% beneficial owners complied with all of their Section 16(a) filing requirements, except that Mr. McGill filed one late report concerning one transaction.

Manner and Expenses of Solicitation

      This solicitation of proxies is made by the Board, and we will bear all solicitation costs. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and other employees may also solicit proxies personally or by mail, electronic mail, telephone or facsimile, but they will not receive additional compensation for those services. We may also pay a soliciting agent to assist us in soliciting proxies for the meeting, but we do not expect that the agent’s services would cost us more than $10,000. We will request that brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of our common stock in their names forward proxy material to their principals and will reimburse them for their reasonable out of pocket expenses.

Voting Procedures

      We will appoint inspectors of election to tabulate the number of shares of common stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted in determining the votes cast and will have no effect on the vote. With respect to the tabulation of votes cast on each proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal. Therefore, abstentions will have the effect of a vote against each proposal, but broker non-votes will have no effect on the vote for or against each proposal. Under NYSE rules, with respect to any proposal that is a prerequisite to listing of additional or new securities, the total votes cast on the proposal must represent at least a majority of all outstanding shares of our common stock entitled to vote on the proposal and have the effect of a vote against the proposal. With respect to these proposals, therefore, broker non-votes are not counted as part of the total votes cast on the proposal and have the effect of votes against the proposal. The term “broker non-votes” commonly refers to shares held in street name for customers, where the broker does not have authority under NYSE rules to vote on its own initiative on particular items, and the broker has not received instructions from the beneficial owners. At the annual meeting, brokers will have the authority to vote on all of the proposals.

How to Obtain Our Annual Report on Form 10-K

      Our Internet website is located at www.wmsgaming.com. Through our Internet website, we make available free of charge, as soon as reasonably practical after such information has been filed or furnished to the SEC, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act. You may also obtain our Form 10-K, and all other documents that we file electronically, at the SEC’s website: http://www.sec.gov. We will also provide without charge a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2003, including financial statements and schedule, to each of our stockholders of record on October 15, 2003 and each beneficial owner of stock on that date, upon receipt of a written request mailed to our offices, 800 South Northpoint Boulevard, Waukegan, Illinois 60085, attention: Treasurer. In the event that exhibits to the Form 10-K are requested, a reasonable fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to their ownership.

      It is important that you return the accompanying proxy card promptly. Therefore, whether or not you plan to attend the meeting in person, you are earnestly requested to mark, date, sign and return your proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw the proxy and vote your own shares.

By Order of the Board of Directors,

/s/ KATHLEEN J. MCJOHN

KATHLEEN J. MCJOHN
Vice President, General Counsel
and Secretary

Waukegan, Illinois

October 20, 2003

APPENDIX A

WMS INDUSTRIES INC.

CHARTER OF THE AUDIT AND ETHICS COMMITTEE

OF THE BOARD OF DIRECTORS

I. PURPOSE

      The primary purpose of the Audit and Ethics Committee of the Board of Directors of WMS Industries Inc. (the “Company”) is to provide independent and objective oversight of the accounting functions and internal controls of the Company, its subsidiaries and affiliates and to ensure the objectivity of the Company’s financial statements. The Committee shall have the authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.

II. FUNCTIONS

      The Audit and Ethics Committee shall perform the following functions:

      1. Independent Accountants. Select and approve the terms of engagement and compensation of the firm to be employed by the Company as its independent accountants, which firm shall be ultimately accountable to the Committee.

      2. Plan of Audit; Non-audit Services. Consult with the independent accountants regarding the plan of audit. The Committee shall pre-approve all auditing services, including the fees and terms thereof, to be performed for the Company by the independent accountants. The Committee or its delegated member(s) shall pre-approve all non-audit services. The Committee also shall review with the independent accountants their report on the audit and review with management the independent accountants’ suggested changes or improvements in the Company’s accounting practices or controls.

      3. Accounting Principles and Disclosure. Review significant developments in accounting rules. The Committee shall review with management recommended changes in the Company’s methods of accounting or financial statements. The Committee also shall review with the independent accountants any significant proposed changes in accounting principles and financial statements.

      4. Internal Accounting Controls. Consult with the independent accountants regarding the adequacy of internal accounting controls. Where appropriate, consultation with the independent accountants regarding internal controls shall be conducted out of management’s presence.

      5. Financial Disclosure Documents. Review with management and the independent accountants the Company’s financial disclosure documents, including all year-end and quarterly financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders and following the satisfactory completion of each year-end review, recommend to the Board the inclusion of the audited financial statements in the Company’s filing on Form 10-K.

      6. Internal Control Systems. Review with management and internal auditors the Company’s internal control systems intended to ensure the reliability of financial reporting and compliance with applicable codes of conduct, laws, and regulations. The review shall include any significant problems and regulatory concerns.

      7. Ethical Environment. Consult with management on the establishment and maintenance of an environment that promotes ethical behavior, including the establishment, communication, and enforcement of codes of conduct to guard against dishonest, unethical, or illegal activities.

      8. Oversight of Executive Officers and Directors and Conflicts of Interest. Review significant conflicts of interest involving directors or executive officers. The Committee shall review compliance with Company policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant.

      9. Oversight of Independent Accountants. Evaluate the independent accountants on an annual basis and where appropriate recommend a replacement for the independent accountants. In such evaluation, the Committee shall ensure that the independent accountants deliver to the Committee a formal written statement delineating all relationships between the accountants and the Company. The Committee also shall engage in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and in response to the independent accountant’s report take, or recommend that the Board take, appropriate action to satisfy itself of the independent accountant’s independence. The Committee shall also evaluate the independent accountants’ lead personnel and monitor the rotation of the audit partners as required by law. The Committee shall report to the Board on the results of its evaluation.

      10. Offerings of Securities. Perform appropriate due diligence on behalf of the Board of Directors with respect to the Company’s offerings of securities.

      11. Charter Amendments. Review this Charter annually, assess its adequacy and propose appropriate amendments to the Board.

The Committee’s function is one of oversight and review, and it is not expected to audit the Company, to define the scope of the audit, to control the Company’s accounting practices, or to define the standards to be used in preparation of the Company’s financial statements.

III. COMPOSITION AND INDEPENDENCE

      The Committee shall consist of not less than three independent members, all of whom shall have no relation to the Company that may interfere with the exercise of their judgment independently from management and the Company, and who shall be appointed by the Board of Directors. “Independent” shall have the same meaning as defined in the New York Stock Exchange Listed Company Manual §303.01(B)(3), including upon a determination by the Board of Directors that the member is independent as described in such Section. Members of the Committee shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Committee shall have accounting, related financial management expertise, or any other comparable experience or background that results in the individual’s financial sophistication. No member of the Committee shall be employed or otherwise affiliated with the Company’s independent accountants.

      In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee Chairman, and in the case where the Committee Chairman faces a potential or actual conflict of interest, the Committee Chairman shall advise the Chairman of the Board of Directors. In the event that the Committee Chairman, or the Chairman of Board of Directors, concurs that a potential or actual conflict of interest exists, an independent substitute Director shall be appointed as a Committee member until the matter, posing the potential or actual conflict of interest, is resolved.

IV. QUORUM AND MEETINGS

      A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance. The Committee shall meet on a regular basis. Meetings shall be scheduled at the discretion of the Chairman. Notice of the meetings shall be provided at least ten days in advance. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

V. REPORTS

      The Committee will report to the Board from time to time with respect to it activities and its recommendations. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision.

The Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review.

      The Committee shall report to stockholders in the Company’s proxy statement for its annual meeting in accordance with applicable governmental and stock exchange rules and regulations. The Committee shall review its own performance annually.

VI. OTHER AUTHORITY

      The Committee is authorized to confer with Company management and other employees to the extent it may deem necessary or appropriate to fulfill its duties. The Committee is authorized to conduct or authorize investigations into any matters within the Committee’ scope of responsibilities. The Committee also is authorized to seek outside legal or other advice to the extent it deems necessary or appropriate, provided it shall keep the Board advised as to the nature and extent of such outside advice.

      The Committee will perform such other functions as are authorized for this Committee by the Board of Directors.

APPENDIX B

WMS INDUSTRIES INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     THE UNDERSIGNED, revoking all previous proxies, hereby appoints BRIAN R. GAMACHE, SCOTT D. SCHWEINFURTH and KATHLEEN J. MCJOHN, or any of them, as attorneys, agents and proxies with power of substitution, and with all powers that the undersigned would possess if personally present, to vote all shares of common stock of WMS Industries Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on December 11, 2003 and at all adjournments thereof.

     The shares represented by this Proxy will be voted in accordance with the specifications made by the undersigned upon the following proposals, more fully described in the accompanying Proxy Statement. If no instructions are given by the undersigned, the shares represented by this proxy will be voted “FOR” the election of the nominees for directors designated by the board of directors and “FOR” proposal.

(1) Election of Directors.

☐ FOR all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees listed	☐ EXCEPTIONS*

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS*” BOX AND WRITE THAT NOMINEE’S NAME ON THE BLANK LINE BELOW:

Louis J. Nicastro / Brian R. Gamache / Norman J. Menell / Harold H. Bach, Jr. / William C. Bartholomay / William E. McKenna / Donna B. More / Neil D. Nicastro / Harvey Reich / David M. Satz, Jr. / Ira S. Sheinfeld

Exceptions*:

(2) Ratification of appointment of Ernst & Young LLP as independent auditors for fiscal 2004.

FOR ☐	AGAINST ☐	ABSTAIN ☐

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Dated: ,

(Signature)

(Signature)

NOTE: Please sign exactly as your name(s)
appear hereon. If signing as attorney,
executor, administrator, trustee or guardian,
give your full title as such. If signatory
is a corporation, sign the full corporate
name by a duly authorized officer. If shares
are held jointly, each stockholder named
should sign.

NOTE:	PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

B-1